Philip Magri, Esq.

November 17, 2017

PSI International, Inc.

4000 Legato Road, Suite 850

Fairfax, Virginia 22033

Re:	PSI International, Inc.
Initial Public Offering
Offering Statement on Form 1-A, Tier 2
File No: 024-10740

Ladies and Gentlemen:

Our firm has acted as securities counsel to PSI International, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a Form 1-A, Tier 2 (the “Offering Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the initial public offering of the Company of 2,000,000 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”).

We are delivering this opinion letter to the Company in accordance with the requirements of Form 1-A under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering this legal opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

We have reviewed: (i) the Articles of Incorporation, as amended, of the Company; (ii) the Amended and Restated bylaws of the Company; (iii) Resolutions of the Board of Directors of the Company; (iv) the Offering Statement; (v) form of Subscription Agreement filed as an exhibit to the Offering Statement; and (vi) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares being offered for sale pursuant to the Offering Statement are duly authorized and, when issued in the manner described in the Offering Statement (after it is qualified by the Commission), will be deemed to be legally and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the Commonwealth of Virginia and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

/s/ Philip Magri

Magi Law, LLC